Exhibit 5.3

RICHARD B. GESS* ERIC A. GESS* JEREMY WALLACE	LAW OFFICES GESS GESS & WALLACE A PROFESSIONAL CORPORATION 89 HUDSON STREET, 3rd FLOOR HOBOKEN, NJ 07030 (201) 610-1340 EMAIL: rich@gesslaw.com	NEW YORK OFFICE 30 VESEY STREET NEW YORK, NEW YORK 10007 (212) 267-7767

REPLY TO NEW JERSEY OFFICE

* ADMITTED IN NY & NJ

June 5, 2015

Those Institutions Listed on

Schedule I Attached Hereto

Re:	Berry Plastics Corporation Indenture with Respect to

Registered Second Priority Senior Secured Notes Due 2023

Ladies and Gentlemen:

We have acted as special New Jersey counsel for Berry Plastics Corporation (the “Company”) and BPRex Specialty Products Puerto Rico Inc., a New Jersey corporation (“BPR”) in connection with (i) the registration, pursuant to a registration statement on Form S-3 (“Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on February 19, 2014, of the proposed offer by the Company of $700 million aggregate principal amount of Second Priority Senior Secured Notes due 2023 registered under the Act (the “Registered Notes”); and (ii) the Guarantee of the Registered Notes by BPR contained in the Indenture (defined below). The Registered Notes will be, issued pursuant to the Indenture (as defined below).

In connection with the preparation of this opinion letter, and as the basis for the opinions (the “Opinions”) set forth below, we have made such inquiry of and with respect to BPR as we have deemed relevant and necessary, we have made such investigations of the laws of the State of New Jersey and the laws of the United States of America as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following, each to be dated as of the date hereof except as otherwise stated below:

(1)	The Indenture dated as of June 5, 2015, among the Company as Issuer, Berry Plastics Group, Inc., as parent of the Company, the subsidiaries of the Company named therein (including BPR) as Guarantors, and U.S. Bank National Association, as Trustee (the “Indenture”);

(2)	A photocopy of the following Certificate of Incorporation and Amendments:

a)	Certificate of Incorporation of Dougherty Brothers Company of Puerto Rico, Inc.

b)	Amendment changing name from Owens Illinois Specialty products Puerto Rico, Inc. to Rexam Specialty Products Puerto Rico Inc. filed July 20, 2007

c)	Amendment changing name from Rexam Specialty Products Puerto Rico Inc. to BPRex Specialty Products Puerto Rico Inc. filed June 13, 2014

(3)	Bylaws of BPR (the “BPR Bylaws” and together with the Certificate of Incorporation and Amendments referenced above, hereinafter “BPR Organizational Documents”);

(4)	Good Standing Certificate of BPR;

(5)	Secretary’s Certificate of Berry Plastics Group, Inc., Berry Plastics Corporation and the Subsidiary Guarantors dated June 5, 2015 (the “Secretary’s Certificate”) and certain of the documents described therein and attached thereto, including, without limitation resolutions adopted by Unanimous Written Consent of Certain Subsidiaries of the Company (including BPR) with various signatures dated as of May 21, 2015, and the “BPR Organizational Documents”

For purposes of this opinion letter, the following terms and phrases have the following meanings:

(i)	“Organizational Documents” means the documents described in paragraphs (2) and (3) above.

(ii)	“internal laws of the State of New Jersey” means the laws of the State of New Jersey, excluding any provisions of the New Jersey law that might require the application of the law of any state or jurisdiction other than the State of New Jersey.

(iii)	“laws of the State of New Jersey” or “New Jersey law” means and is limited to the present published statutes of the State of New Jersey, the administrative rules and regulations of agencies of the State of New Jersey as contained in the present published New Jersey Business Corporation Act and the present published decisions of the New Jersey Court of Appeals and the New Jersey Supreme Court.

(iv)	“laws of the United States of America” or “federal law” means and is limited to the present published statutes of the United States of America, the rules and regulations as contained in the present published Code of Federal Regulations, and the present published decisions of the courts of the United States of America.

(v)	“Applicable Law” means the New Jersey Business Corporation Act- Title 14A et seq. (“NJSA 14A”) (as hereinafter defined), NJSA 14A, and those laws, rules and regulations of the State of New Jersey and federal law that, in each case that a New Jersey lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to transactions of the type contemplated by the Indenture and to borrowers generally, without our having made any special investigation as to the applicability of any specific law, rule or regulation other than NJSA 14A.

Based upon and subject to the foregoing examination and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are, as of the date hereof, of the opinion that under current interpretations of the laws of the State of New Jersey and the United States of America:

1. BPR is a New Jersey corporation, duly incorporated, validly existing in good standing and fully qualified to do business in the State of New Jersey and (b) has the necessary capacity, corporate power and authority to own and hold property, engage in any lawful business activity permitted under 14A, and to guarantee the Registered Notes pursuant to the terms of the Indenture

2. BPR’s guarantee of the Registered Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action and the Indenture has been validly authorized, executed and delivered by BPR.

The Opinions are predicated upon and limited to the correctness of the assumptions set forth therein, and are further subject to the assumptions, qualifications, exceptions and limitations set forth below:

A.	In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies and the authenticity of the original of all such documents.

B.	In rendering the Opinion in Paragraph 1 with respect to the good standing of BPR, we have relied solely upon and such opinion is as of the date of the BPR Certificate of Incorporation.

C.	Certain of the Opinions are necessarily rendered or given in reliance upon statements or assurances as to matters of fact made to us by governmental officers or agencies or by officers or representatives of BPR. Such Opinions assume the accuracy and completeness of such statements or assurances, and to the extent based on such statements or assurances, are as of the dates of such statements or assurances. Except as expressly set forth in this opinion letter, we have not investigated or verified such matters of fact and do not opine as to or confirm the accuracy or completeness of such matters of fact.

D.	We have not reviewed the Amendment changing the name to Owens-Illinois Specialty Products Puerto Rico, Inc. (“Owens”) however we are specifically relying on the Good Standing Certificate issued by the State of New Jersey confirming that BPR was formally known as Dougherty and Owens.

E.	In rendering the Opinions, except as expressly set forth in this opinion letter, we have relied upon and have assumed the accuracy of the factual matters referred to in the Subject Documents, including, without limitation, the factual statements, factual representations and factual warranties of BPR contained in the Subject Documents. Except as expressly set forth in this opinion letter, we have not independently investigated or verified any such facts, and we do not opine as to or confirm the accuracy or completeness of such factual matters.

F.	The Opinions set forth herein are limited to the internal laws of the State of New Jersey and the federal laws of the United States. We express no opinion as to other local laws, or the law of any other state or country.

G.	We expressly except from the Opinions set forth herein any opinion concerning the need for or compliance by any party with the securities and antitrust laws, regulations, or rules of the State of New Jersey or any other jurisdiction.

H.	Our responsibilities under and with respect to this opinion letter and the Opinions expressed herein shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of New Jersey.

I.	The Opinions set forth herein that relate to specified agreements or documents do not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this opinion letter.

J.	These Opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

K.	Unless otherwise specifically indicated, the Opinions set forth herein are as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any change in the law that may occur after the date hereof.

We consent to the reliance by Bryan Cave LLP on the opinions expressed herein. We also hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

GESS GESS & WALLACE

By:	/s/ Richard B Gess
Richard B Gess, Partner

Schedule I

U.S. Bank National Association, as Trustee

“The Lenders”

Citigroup Global Markets Inc.

Barclays Capital Inc

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.